EXECUTIVE OFFICER LEVEL
CHIEF FINANCIAL OFFICER
Palomar Medical Technologies, Inc.
2013 Incentive Compensation Program
Operating Period - January 1, 2013 to December 31, 2013

General

The amount of bonus the Chief Financial Officer ("CFO") receives will depend on the 2013 actual performance of Palomar and the CFO's individual contribution. The payout is calculated based on the CFO's 2013 base salary that was effective as of January 1, 2013.

Upon Palomar achieving the Bonus Levels as described below, the CFO's bonus amount will be adjusted based on the CFO's individual performance and contribution toward achieving 2013 goals, including, but not limited to, the following objectives:

-	Launch an additional product in the professional market
-	Support strength of our products with clinical studies, white papers and luminary support
-	Increase North America sales by strengthening and expanding sales force
-	Obtain additional regulatory registrations
-	Increase international sales by supporting international offices
-	Increase international sales by supporting and adding distributors
-	Manage patent litigation cases to maximize chances for favorable outcomes

Calculation of Incentive Compensation Amounts:

Target Bonus Level:

Up to 50% of base salary if Palomar achieves $5 million in Earnings before Interest, Taxes, Depreciation, Amortization, and FAS123R Non-Cash Equity Compensation Expense ("Target Adjusted EBITDA").

Above Target Bonus Level:

Up to an additional 2.8% of the amount that Palomar exceeds the Target Adjusted EBITDA.

The Total Bonus payout shall be no more than 200% of the Target Bonus Level.

1.
No incentive compensation will be paid unless Palomar achieves the Target Bonus Level as listed above. Even if the Target Bonus Level is achieved, the Compensation Committee of the Board of Directors (BOD) may adjust the incentive compensation based on the individual's performance.

2.	No incentive compensation will accrue to the benefit of any participant until December 31, 2013, at which time the participant must be an employee of Palomar.

3.	The 2013 incentive compensation will be paid by March 15, 2014, unless otherwise determined by the Compensation Committee of the BOD.

4.	Where necessary the Compensation Committee of the BOD may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

5.	This Incentive Compensation Program may be modified for any reason without notice to the participant in part or in its entirety by the Compensation Committee of the BOD of Palomar.

6.	Continuance of this particular Incentive Compensation Program beyond December 31, 2013 is not guaranteed.

Approved by:

/s/ James G. Martin
James G. Martin
Chairman of the Compensation Committee
Palomar Medical Technologies, Inc.
Approved by BOD on February 5, 2013

Received by:

/s/ Paul S. Weiner
Paul S. Weiner
Chief Financial Officer